Exhibit 10.52

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***].”

DISCOVERY COLLABORATION AGREEMENT

This Discovery Collaboration Agreement (this “Agreement”) is effective as of July 23, 2012 (the “Effective Date”) and is made by and between Oncobiologics, Inc., a New Jersey corporation, having offices at 7 Clark Drive, Cranbury, NJ 08512 (“Oncobiologics”), and XOMA (US) LLC, a Delaware limited liability company having offices at 2910 Seventh Street, Berkeley, California 94710 (“XOMA”). Oncobiologics and XOMA are sometimes referred to herein individually as “Party” and together as the “Parties.”

BACKGROUND

A. Oncobiologics is engaged in the research and development of product candidates, including without limitation Antibodies, for use in treating and/or preventing human diseases.

B. XOMA has developed certain materials, technologies and related information, hereinafter identified collectively as XOMA040, the Discovery Know-How and the Systems, that are useful to the discovery, optimization and development of Antibodies and related proteins.

C. XOMA and Oncobiologics, as specified herein, wish to form a collaboration directed toward identifying new Antibodies for diseases of interest to Oncobiologics and in the course of which XOMA will sell, and as required license, to Oncobiologics (and its Affiliates) the Transferred Materials.

D. Oncobiologics, on its own behalf and on behalf of its Affiliates, agrees to accept the Transferred Materials under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, XOMA and Oncobiologics agree as follows:

Section 1. DEFINITIONS

1.1 “AAA” has the meaning specified in Section 19(h)(i) hereof.

1.2 “Affiliate” means any corporation, company, partnership, joint venture and/or firm that controls, is controlled by or is under common control with a Party to this Agreement. For purposes hereof, “control” means (a) in the case of a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; (b) in the case of a non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entity; or (c) possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.3 “Agreement Year” means each twelve (12) month period beginning on the Effective date or an anniversary of the Effective Date and ending on the day immediately prior to the next anniversary of the Effective Date.

1.4 “Antibody” shall mean any molecule, including full immunoglobulin molecules (e.g., IgG, IgM, IgE, IgA and IgD molecules) and ScFv, Fv and Fab molecules, that has an amino acid sequence that, by virtue of which, specifically interacts with an antigen, immunogen or hapten or that elicits an immune response and wherein that amino acid sequence, consists essentially of a functionally operating region of an antibody variable region, including any naturally occurring or recombinant form of such a molecule.

1.5 “Antibody Product” means any composition of matter or article of manufacture consisting essentially of an Antibody (a) alone or (b) integrally associated with a composition of matter or article of manufacture (including without limitation conjugates bound to a toxin, label or other moiety) providing therapeutic, half-life, safety or other advantages to the Antibody.

1.6 “Applicable Interest Rate” has the meaning specified in Section 13(d) hereof.

1.7 “Assessment” has the meaning specified in Section 13(b) hereof.

1.8 “Bacterial Cell Expression Patent Rights” or “BCE Patent Rights” means the Patent Rights described on Schedule 1.8.

1.9 “Bankruptcy Code” has the meaning specified in Section 19(c) hereof.

1.10 “BLA” means a Biologics Licensing Application or New Drug Application (each as defined in the FDC Act) and any other equivalent marketing authorization application or other license, registration or application seeking approval from a Regulatory Authority to market a Discovery Product in the Field in the Territory.

1.11 “Change of Control” means any transaction or series of transactions with respect to an entity as a result of which any person or group (as defined under the U.S. Securities Exchange Act of 1934, as amended) becomes, directly or indirectly, the beneficial owner of more than fifty percent (50%) of the total voting power of such entity’s equity securities or otherwise gains control of such entity.

1.12 “Collaboration” has the meaning specified in Section 2(a) hereof.

1.13 “Collaboration Committee” has the meaning specified in Section 2(b) hereof.

1.14 “Combination Product” has the meaning specified in Section 1.43 hereof.

1.15 “Commercially Reasonable and Diligent Efforts” means the carrying out of obligations or tasks by a Party in a sustained manner using good faith commercially reasonable and diligent efforts, where such efforts shall be consistent with the exercise of prudent scientific and business judgment, taking into account the competitiveness of the market place, the regulatory structure involved and other relevant and material factors, in accordance with either (a) the efforts such Party devotes to products or research and development projects of similar scientific and commercial potential, or (b) if such Party does not have and has not had any such products or projects, the efforts a peer company in the biopharmaceutical industry would devote, in accordance with industry standards and practices, to products or research and development projects of similar scientific and commercial potential, and subject in any event to all applicable limitations, restrictions and obligations provided for in this Agreement and the terms of any license or grant of rights from or other agreement between such Party and any Third Party for which the benefit is claimed by the other Party.

1.16 “Confidential Information” means any information and data received by a Party (the “Receiving Party”) from the other Party or its Affiliates (the “Disclosing Party”) in connection with this Agreement or the Mutual Confidentiality Agreement effective as of February 2, 2012 between Oncobiologics and XOMA. Notwithstanding the foregoing, Confidential Information shall not include any part of such information or data:

(a) which is or becomes public knowledge (through no fault of the Receiving Party); or

(b) which is made available to the Receiving Party by a Third Party not under an obligation of confidentiality with the Disclosing Party (and such lawful right can be demonstrated by the Receiving Party’s written records); or

(c) which is already, rightfully in the Receiving Party’s possession at the time of receipt from the Disclosing Party (and such prior possession can be demonstrated by the Receiving Party’s written records); or

(d) which is independently developed by an employee of the Receiving Party and/or its Affiliates without the aid, application or use of confidential information dis-closed by the Disclosing Party (and such independent development can be demonstrated by the Receiving Party’s written records), provided, however, such independent development does not breach any of the Receiving Party’s obligations under this Agreement.

1.17 “Control” or “Controlled” means, with respect to any (a) material, document, item of information, method, data or other Know-How or (b) Patent Right or other intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access, ownership, a license and/or a sublicense as provided herein under such item or right without violating the terms of any agreement or other arrangement with any Third Party as of the time such Party would first be required hereunder to grant the other Party such access, ownership, license or sublicense.

1.18 “Disclosing Party” has the meaning specified in Section 1.16 hereof.

1.19 Omitted.

1.20 “Discovery Know-How” means the Know-How transferred to Oncobiologics or its Affiliates pursuant to Section 3.

1.21 “Discovery Patent Rights” means the Patent Rights described on Schedule 1.21, which shall be updated from time to time by XOMA to reflect the status of such Patent Rights or as otherwise agreed in writing by Oncobiologics and XOMA.

1.22 “Discovery Product” means an Antibody or Antibody Product derived as a result of, or arising out of, the use of XOMA040 and/or the Discovery Know-How and/or the practice of the Discovery Patent Rights by Oncobiologics or its Affiliates, either on their own account or on behalf of an Oncobiologics Licensee as part of a bona fide collaboration with respect to that Antibody or Antibody Product, including without limitation through the use of XOMA040 and/or the Discovery Know-How and/or the practice of the Discovery Patent Rights to identify, validate or otherwise use a Target and/or its associated ligand or receptor. As used herein, to “validate” a Target includes any activities by which, using XOMA040, Discovery Know-How, Discovery Patent Rights and/or any Antibody arising therefrom, a Target is identified, determined and/or, confirmed as being significant in a disease or other biological pathway or used in any material manner to develop a therapeutic and/or prophylactic compound or product.

1.23 “Effective Date” has the meaning specified in the initial paragraph hereof.

1.24 “EMA” means the European Medicines Agency or any successor thereto.

1.25 “Event of Default” means an event described in Section 18(b)(i) hereof.

1.26 “FDA” means the United States Food and Drug Administration or any successor thereto.

1.27 “FDC Act” means the United States Food, Drug and Cosmetic Act (or any successor thereto), as amended, and the rules and regulations promulgated thereunder.

1.28 “Field” means the discovery, research, development, manufacture and/or commercialization of Antibody Products for the detection, treatment, palliation or prevention of any disease or condition in humans.

1.29 “First Commercial Sale” means the first sale for use or consumption by the general public of a Discovery Product in a country after Regulatory Approval has been obtained in such country. For the avoidance of doubt, First Commercial Sale shall not include the sale of any Discovery Product for use in clinical trials or for compassionate use prior to Regulatory Approval.

1.30 “GAAP” means United States generally accepted accounting principles, as they exist from time to time, consistently applied.

1.31 “IND” means an Investigational New Drug Application (as defined in the FDC Act) and any other equivalent application or other license, registration or application seeking approval from a Regulatory Authority to commence human clinical trials with a Discovery Product in the Field in the Territory.

1.32 “Indemnitee” has the meaning specified in Section 17(d) hereof.

1.33 “Indemnitor” has the meaning specified in Section 17(d) hereof.

1.34 “Know-How” means Confidential Information comprised of any and all know-how, trade secrets, data, processes, techniques, procedures, compositions, materials, devices, methods, formulas, protocols, and research, preclinical and clinical data and information, including any and all chemical, biochemical, toxicological, and scientific research information, whether in written, electronic, graphic or video form or any other form or format. Know-How shall not include Patent Rights or any information excluded from the definition of Confidential Information set forth in Section 1.16 hereof.

1.35 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.36 “Library Use Term” means the period of time commencing on the Effective Date and ending on the fourth anniversary of the Effective Date.

1.37 “Licensed Know-How” means, collectively, the Discovery Know-How, any Know-How provided to Oncobiologics pursuant to Section 4 and any other Know-How provided to Oncobiologics that is reasonably related to the use of the Transferred Materials.

1.38 “Major Markets” means the United States of America, France, Germany, Italy, Spain, the United Kingdom and Japan.

1.39 “Milestone Event 1” has the meaning specified in Section 10 hereof.

1.40 “Milestone Event 2” has the meaning specified in Section 10 hereof.

1.41 “Milestone Event 3” has the meaning specified in Section 10 hereof.

1.42 “Milestone Event 4” has the meaning specified in Section 10 hereof.

1.43 “Net Sales” means, with respect to a Discovery Product, the gross amount collected by Oncobiologics or its Affiliates or by any Oncobiologics Licensee for sales of such Discovery Product to customers which are not Affiliates (or which are Affiliates but are end users of such Discovery Product), less the following unreimbursed or non-refunded deductions with respect thereto, determined in accordance with GAAP and calculated in United States dollars and to the extent such amounts have not already been deducted from the amount invoiced: (a) amounts actually allowed as returns (including recalls), and charge-backs, (b) sales, excise and turnover taxes, goods and services, value-added and other indirect taxes, and similar duties, levies and charges collected, charged or otherwise imposed directly upon and paid or payable by such party and its Affiliates, and (c) all government and managed care discounts, custom duties and transportation and insurance charges.

In the event the Discovery Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, will be determined by multiplying the Net Sales of the Combination Product by the fraction, A/(A+B) where A is the average sale price of the Discovery Product when sold separately in finished form and B is the average sale price of the other active compounds or active ingredients in the Combination Product sold separately in finished form.

In the event that the average sale price of the Discovery Product can be determined but the average sale price of the other active compounds or active ingredients in the Combination Product cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by multiplying the Net Sales of the Combination Product by the fraction C/(C+D) where C is the selling Party’s average sales price of the Discovery Product and D is the difference between the average selling price of the Combination Product and the average selling price of the Discovery Product. If the average sale price of the other active compounds or active ingredients can be determined but the average price of the Discovery Product cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by multiplying the Net Sales of the Combination Product by the following formula: one minus C/(C+D) where C is the average selling price of the other product(s) and D is the difference between the average selling price of the Combination Product and the average selling price of the other active compounds or active ingredients.

In the event that the average sales price of both the Discovery Product and the other active compounds or active ingredients in the Combination Product cannot be determined, the Net Sales of the Discovery Product shall be determined in accordance with the procedures set forth in Section 19(h)(i).

As used above, the term “Combination Product” means any Discovery Product sold in conjunction with any other active component(s) (whether packaged together or in the same therapeutic formulation).

Free samples of Discovery Product and the disposition of Discovery Product for, or the use of Discovery Product in, preclinical or clinical (Phase 1-3) trials or other market-focused (Phase 4) trials in which Discovery Product is provided to patients without any payment shall not result in any Net Sales.

1.44 “Oncobiologics Licensee” means, solely with respect to Discovery Products, any Third Party to whom Oncobiologics licenses or grants rights, as part of a bona fide collaboration, development, commercialization or marketing arrangement, to develop, commercialize, market or distribute any such Discovery Product. All arrangements with an Oncobiologics Licensee shall be pursuant to a written agreement, which will incorporate requirements on each Oncobiologics Licensee sufficient to ensure compliance with the provisions of Sections 7(b), 12(b)(ii), 12(c), 14 and 15 and any other provisions of this Agreement expressly relating to Oncobiologics Licensees and provide (where possible under the governing law of such written agreements) that XOMA shall be a third party beneficiary thereof. No Third Party shall be an Oncobiologics Licensee if (a) such Third Party is at the time of determination misappropriating the Licensed Know-How or infringing any of the Discovery Patent Rights or (b) such Third Party does not take material economic risk with respect to the development or commercialization of the Discovery Product that is the subject of the applicable arrangement; provided, however, that the foregoing clause (b) shall not prevent Oncobiologics from using any Third Party as a distributor or selling agent.

1.45 “Party” and “Parties” have the meanings specified in the initial paragraph hereof.

1.46 “Patent Rights” means all patents and patent applications existing as of the Effective Date and all patent applications claiming priority from the foregoing thereafter filed and patents thereafter issued, including, without limitation, any continuations, continuations-in-part, divisionals, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.47 “Phase 1 Trial” means a human clinical trial in any country that is intended to initially evaluate the safety and/or pharmacological effect of a Discovery Product in subjects or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(a), or its foreign equivalent.

1.48 “Phase 2 Trial” means a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Discovery Product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(b), or its foreign equivalent.

1.49 “Phase 3 Trial” means a pivotal human clinical trial in any country, the results of which could he used to establish safety and efficacy of a Discovery Product as a basis for a BLA or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(c) or its foreign equivalent. In the event of a Phase 2/3 trial, initiation of Phase 3 shall be deemed to have occurred upon a decision by Oncobiologics to continue enrollment for the pivotal portion of such trial.

1.50 “Receiving Party” has the meaning specified in Section 1.16 hereof.

1.51 “Regulatory Approval” means any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department bureau or other governmental entity that are necessary for the manufacture, use, storage, import, transport, promotion, marketing and sale of a Discovery Product in the Field in a country or group of countries.

1.52 “Regulatory Authority” means any governmental authority in a country or region that regulates the manufacture or sale of pharmaceutical products, including the FDA, the EMA, any foreign equivalent thereto, and any successors thereto.

1.53 “Representatives” has the meaning specified in Section 19(h)(i) hereof.

1.54 “Research and Development” means, solely with respect to the use of the Transferred Materials by Oncobiologics or its Affiliates, the conduct of activities relating to the Discovery of Antibodies for Targets, the identification, characterization, selection, optimization and research of Antibodies and Discovery Products and the conduct of all tests, clinical and other studies and other activities (including test method development, toxicology studies, statistical analysis and report writing, preclinical and other testing, packaging and regulatory affairs, product approval and registration activities) related thereto as arc customarily performed in the bio-pharmaceutical industry as part of research and development of new products. Research and Development may include without limitation (a) the Discovery of Antibodies that selectively bind to and act through Targets, (b) the development of assays for Antibodies to, inter alia, confirm the activity of such Antibodies or Target, and (c) the performance of affinity maturation on such Antibodies, in each case with the objective of identifying Antibodies that have potential as Discovery Products.

1.55 “Renewal Fee” has the meaning specified in Section 9(b). “Services” has the meaning specified in Section 4(a) hereof.

1.56 “Systems” means the informatics and other materials handling systems, associated software applications and related data systems, Patent Rights related to the foregoing (the “Systems Patent Rights”) and related Know-How (the “Systems Know-How”), each as more particularly described on Schedule 1.56. For the purposes of this Agreement, Systems shall not include any Third Party software, operating system, data device or other materials not actually integrated into the software applications and related data systems constituting the Systems.

1.57 “Systems Know-How” has the meaning specified in Section 1.56 hereof.

1.58 “Systems Patent Rights” has the meaning specified in Section 1.56 hereof.

1.59 “TAE Know-How” has the meaning specified in Section 1.62 hereof.

1.60 “TAE Patent Rights” has the meaning specified in Section 1.62 hereof.

1.61 “Target” means a gene and the products encoded by such gene, including, without limitation, (a) any partial or full-length DNA sequence from such gene (including any mutant or polymorphic forms thereof), (b) any RNA sequence (including any post-transcriptionally modified variants thereof) encoded by any such gene, (c) any peptide, polypeptide or protein (including any post-translationally modified variants thereof) encoded by any such gene, (d) any derivatives or fragments of any of the foregoing, and/or (e) any species variants or homologs of any of the foregoing.

1.62 “Targeted Affinity Enhancement Technology” or “TAE Technology” means (a) the materials and Know-How (the “TAE Know-How”) and (b) the Patent Rights (the “TAE Patent Rights”), each as more particularly described on Schedule 1.62, that set forth an embodiment of the technology made available by XOMA for improving or enhancing the affinity of an Antibody.

1.63 “Taxes” has the meaning specified in Section 13(b) hereof.

1.64 “Territory” means all of the countries and territories of the world.

1.65 “Third Party” means any person or entity other than Oncobiologics, XOMA and their respective Affiliates.

1.66 “Transferred Materials” means, collectively, XOMA040, the Licensed Know-How, the Systems and/or any related materials actually transferred to Oncobiologics pursuant to this Agreement.

1.67 “Valid Claim” means, in respect of a Patent Right in the jurisdiction of that Patent Right, either (a) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a claim of a pending parent patent application that was filed and is being prosecuted in good faith and has not been abandoned or finally rejected without the possibility of appeal or refiling.

1.68 “XOMA040” means those specific collections of polynucleotides encoding Antibodies, and their associated biological materials, more specifically described on Schedule 1.68.

1.69 “XOMA040 Specifications” means Oncobiologics’ specifications for XOMA040 set forth on Schedule 1.68.

Section 2. COLLABORATION OVERVIEW

(a) Objectives. Oncobiologics and XOMA intend to collaborate in the Discovery of Antibodies and/or Antibody Products, with (in general) XOMA constructing and/or transferring certain materials and providing access to certain intellectual property rights and Oncobiologics conducting various Discovery and other activities, in each case as provided in or permitted by this Agreement (the “Collaboration”). It is intended that the Collaboration will be conducted as a collaborative effort with activities by the Parties carried out primarily at each Party’s respective facilities, except as otherwise provided herein.

(b) Committee. As soon as practicable after the Effective Date, the Parties shall establish a committee (the “Collaboration Committee”) comprised of representatives designated by each of XOMA and Oncobiologics, each of whom shall have experience and seniority sufficient to enable him or her to make decisions on behalf of the Party he or she represents within the scope of the authority of the Collaboration Committee as provided herein, and each of whom shall be employed by the Party designating such representative. The Collaboration Committee shall be responsible for overseeing the Parties’ interaction and performance of their respective obligations under this Agreement. In reaching decisions or taking action, the Collaboration Committee shall strive for unanimity. In the event unanimity cannot be reached on a question of whether or not a Party has complied with the requirements of this Agreement, the matter shall be referred for resolution pursuant to Section 19(h)(i). For the avoidance of doubt, subject to the foregoing, each Party shall determine the manner in which it exercises its independent rights and complies with its independent obligations hereunder using its own personnel and acilities.

Section 3. DELIVERABLES; DELIVERY

(a) Deliverables. Within five (5) business days following the Effective Date, XOMA shall deliver possession by sale of a copy of XOMA040, the Discovery Know-How relating thereto and the Systems to Oncobiologics’ Cranbury, New Jersey facility, as evidenced by the Delivery and Receipt Acknowledgement in the form attached as Exhibit A. XOMA shall provide XOMA040 in the quantities, and together with the additional information, set forth in Schedule 3(a).

(b) Delivery. Delivery of the Transferred Materials shall be made F.O.B. XOMA’s Berkeley, California facility, upon pro-vision of the same to an independent carrier designated by XOMA and reasonably acceptable to Oncobiologics. Title and risk of loss shall transfer to Oncobiologics upon such delivery. All Transferred Materials, will be delivered “as is.” EXCEPT TO THE EXTENT SPECIFIED IN THIS AGREEMENT, XOMA EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE TRANSFERRED MATERIALS, INCLUDING WITHOUT LIMITATION MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

Section 4. SERVICES

(a) Services Defined. Upon the request of Oncobiologics, XOMA agrees to perform the services described in Schedule 4(a) (the “Services”). XOMA warrants that it shall render the Services in a professional manner consistent with industry standards and in accordance with the terms of this Section 4, including Schedule 4(a). Subject to the foregoing, the manner and means by which XOMA chooses to complete the Services are in XOMA’s sole discretion and control.

(b) Compensation. In consideration of the Services to be rendered hereunder, Oncobiologics agrees to pay XOMA the compensation set forth in Schedule 4(a).

(c) Expenses. Oncobiologics will reimburse XOMA for all reasonable travel, lodging and other expenses of XOMA’s employees and consultants rendering the Services documented to the reasonable satisfaction of Oncobiologics. Any such reimbursement shall be subject to Oncobiologics’ travel and expense policies, including without limitation the requirement that Oncobiologics pre-approve all reimbursable expenses.

(d) Term. The Parties shall have no further rights or obligations with respect to this Section 4 (other than those accrued prior to such termination) upon the earliest of (i) termination of this Agreement in accordance with its terms, (ii) termination of this Section 4 by either Party upon a material breach by the other Party that is not cured within thirty (30) days of such other Party becoming aware of such breach, effective immediately upon written notice to the breaching Party, or (iii) the last day of the 6-month period referred to in Schedule 4(a).

Section 5. GRANTS OF RIGHTS

(a) License Grant. XOMA grants to Oncobiologics, on its own behalf and on behalf of its Affiliates, in the Field throughout the Territory, subject to the terms, conditions and limitations set forth in this Agreement:

(i) a nonexclusive, non-transferable license and/or right, without the right to grant sublicenses, to use XOMA040, the Systems and/or the Discovery Know-How and/or to practice the Systems Patent Rights and/or the Discovery Patent Rights, in each case to discover, identify, and isolate Discovery Products at the sites permitted under this Agreement during the Library Use Term; and

(ii) a non-exclusive, non-transferable license and/or right, without the right to grant sublicenses, to use the TAE Technology to modify Discovery Products during the term of this Agreement; and

(iii) to the extent required, a non-exclusive license and/or right to develop, exploit and commercialize Discovery Products.

The grants provided for in this Section 5(a) include, to the extent required for drug development and commercialization of any Discovery Product, a right and license to Oncobiologics, its Affiliates and any Oncobiologics Licensee, subject to the other limitations of this Agreement, to make, have made, use, sell, offer to sell, import of export any Discovery Product. The grant provided for under Section 5(a)(i) includes any Discovery Patent Right (other than the BCE Patent Rights, Oncobiologics’ rights to which are addressed in clause (b) below), copyright or similar intellectual property right that is, as of the Effective Date, under the Control of XOMA and/or its Affiliates and shall be subject to all applicable limitations, restrictions and obligations provided for in this Agreement and any limitations or restrictions contained in any license or grant of rights from or other agreement with a Third Party the benefit of which is claimed by Oncobiologics, provided, however, that such terms (i) were made available in writing to Oncobiologics prior to-the Effective Date, and (ii) are expressed to apply to collaborators or licensees of XOMA in the position of Oncobiologics under this Agreement.

(b) BCE Patent Rights. In addition, to the extent that the conduct by Oncobiologics of any of the activities expressly licensed by XOMA hereunder constitutes the practice of the BCE Patent Rights, Oncobiologics and its Affiliates shall be deemed to have a non-exclusive license, without the right to grant sublicenses, under the BCE Patent Rights to conduct such activities solely as provided in, and as limited by, the scope of the license grants in Section 5(a). For the avoidance of doubt, the license granted pursuant to this Section 5(b) shall not include any right (i) to make or have made any quantities of any product, including an Antibody, in a prokaryote other than as reasonably necessary to conduct Research and Development activities, (ii) to conduct phage display other than with the Transferred Materials, and/or (iii) to conduct any activities for a Third Party except as reasonably necessary for an Oncobiologics Licensee to make (but not manufacture using the BCE Patent Rights); use, sell, offer to sell, import or export a Discovery Product after the initial binding domains have been discovered by Oncobiologics or its Affiliates.

(c) Trade Secrets. Oncobiologics and/or each person or entity, including authorized Third Parties, who has been given access by Oncobiologics to the Transferred Materials, the Systems and/or the Source Code or Software (as such terms are defined in Section 8) acknowledges formulae, algorithms and computational methods contained therein may constitute XOMA’s trade secret information. Oncobiologics shall take reasonable steps to prevent the dissemination of the trade secret information contained therein and shall permit the dissemination of such information only to those persons or entities with a “need to know” such information who acknowledge their obligation to maintain the secrecy of such trade secrets and not to use them for purposes not authorized hereunder. For the avoidance of doubt, Oncobiologics shall have a license to the trade secrets described in this Section 5(c) to the extent reasonably necessary to enjoy the benefits of the licenses otherwise granted in this Agreement, to the extent such trade secrets do not form part of the Know-How expressly licensed under this Agreement.

(d) Gate-Keeping. None of Oncobiologics, XOMA, or any of their respective Affiliates shall have any “gate-keeping” or pre-clearance obligations with respect to the use of the Transferred Materials or any Antibodies or Antibody Products arising therefrom; provided, however, that each of XOMA and Oncobiologics shall be obligated to keep accurate books and records sufficient to identify with reasonable specificity the uses to which XOMA040 has been put and the Discovery Products which have been derived from or arose out of the use of XOMA040.

(e) Retention of Rights by XOMA. (i) XOMA shall retain ownership of and the right to use XOMA040 for itself and its Affiliates, including for the avoidance of doubt as part of a bona fide collaboration, development, commercialization or marketing arrangement with a Third Party, to develop, commercialize, market or distribute Antibody Products; (ii) XOMA shall be free to transfer or sell XOMA040 and any related materials to any Third Party subject to the rights of Oncobiologics under this Agreement; and (iii) XOMA, for its own benefit and the benefit of its Affiliates, licensees, partners arid collaborators, shall retain the ownership and right to use, license or otherwise exploit in any manner whatsoever the Licensed Know-How and the Systems, the Source Code and the Software (as such terms are defined in Section 8), the Know-How used to construct XOMA040, the Discovery Patent Rights and/or any other Patent Right, copyright or other item of intellectual property that covers or claims the Transferred Materials and/or their creation, construction or use. For the avoidance of doubt, in the event either Party uses XOMA040 to Discover the same Antibody, nothing herein shall be deemed to limit cither Party’s ability to develop, commercialize, market or distribute such Antibody or any Antibody Product derived therefrom by themselves, their Affiliates or permitted licensees, partners and collaborators, or to seek and obtain patent protection for such Antibody or Antibody Product independent of the rights granted hereunder. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, gene or genomic sequence data or information, products, or biological materials of the other Party, including items owned, controlled or developed by, or licensed to, the other Party, or transferred by the other Party to said Party, at any time pursuant to this Agreement.

Section 6. ONCOBIOLOGICS INVENTIONS; UNBLOCKING LICENSE

Without limitation to any other right Oncobiologics may have at Law, Oncobiologics shall be free to seek and obtain patent protection, except with respect to XOMA040, the Discovery Patent Rights or the BCE Patent Rights themselves, for any inventions arising out of or relating to its authorized use or practice of the Transferred Materials, the Discovery Patent Rights, the Licensed Know-How, the Systems Patent Rights and/or the Systems Know-How, provided, however, that, solely to the extent such patent or patent application relating to such invention contains claims that would cover the use or practice of the Transferred Materials, the Discovery Patent Rights and/or any Systems Patent Rights, or would block XOMA, its Affiliates, licensees, partners or collaborators from full enjoyment of the same rights as are licensed hereunder to Oncobiologics, (a) Oncobiologics shall provide written notice of the filing of any such patent application to XOMA, and in the event Oncobiologics elects not to prosecute any such patent application or maintain any resulting patent, XOMA, at its own expense, but with the full assistance of Oncobiologics at the expense of XOMA, shall be free to prosecute such patent application and/or maintain such patent, and (b) Oncobiologics shall be deemed to have granted to XOMA a non-exclusive, fully paid-up, irrevocable, worldwide license, in order for XOMA, and any Third Party working with XOMA, directly or without limitation as a licensee, partner or collaborator, to enjoy the benefit, on its own behalf or on behalf of any Third Party, of the use or practice of the Transferred Materials, the Discovery Patent Rights and/or any patent or patent application covering the use of the Systems. Such license shall not extend to claims of patents or patent applications relating to Antibodies or Antibody Products, or methods and processes involving therapeutic or diagnostic use of Antibodies or Antibody Products. In the event that, after the Effective Dale, Oncobiologics acquires Control of any Patent Rights to which this Section 6 would apply because the invention disclosures in such Patent Rights are covered by the first sentence hereof because they are based upon or derived from the Transferred Materials, the Discovery Patent Rights, the Licensed Know-How, the Systems Patent Rights and/or the Systems Know-How, then, subject to any limitations and obligations of any written agreement relating to such Patent Rights, Oncobiologics shall, at XOMA’s option, extend to XOMA the same rights to such Patent Rights as are otherwise provided for herein.

Section 7. LIMITATIONS ON USE AND MODIFICATION

(a) Certain Transfers. All uses of the Transferred Materials shall be performed at Oncobiologics’ Cranbury, New Jersey facility, subject, however, to Oncobiologics’ rights under Section 9(c) of this Agreement. The site at which the Transferred Materials will be used shall be and shall remain accessible to employees only of Oncobiologics and its Affiliates, shall be under the exclusive control of Oncobiologics or its Affiliates and shall have reasonable safeguards de-signed to protect the Transferred Materials from theft, destruction or unauthorized use.

(b) Certain Limitations. Oncobiologics acknowledges, represents and warrants that the transfers provided for by this Agreement arise out of Oncobiologics’ rights in the Transferred Materials granted under this Agreement, and are part of the Collaboration. Notwithstanding the foregoing, the following restrictions shall apply to the Transferred Materials:

(i) Except by XOMA or with XOMA’s prior written consent, XOMA040 may not be altered or modified.

(ii) The Transferred Materials may not be transferred or disposed of to a Third Party, subject, however, to Oncobiologics’ rights under Section 9(c) of this Agreement; provided, however, that any embodiments of the Licensed Know-How or XOMA040, or compositions of matter or articles of manufacture arising out of the use of the Transferred Materials, that comprise individual Discovery Products may be so transferred or disposed of in the ordinary course of permitted research, development, manufacture or commercialization of such Discovery Product by Oncobiologics or any Oncobiologics Licensee.

(iii) Oncobiologics shall not use the Transferred Materials or practice the Discovery Patent Rights and any other Patent Rights to which rights are granted pursuant to this Agreement on behalf of any Third Party, including without limitation in order to conduct any “fee-for-service” business, or otherwise engage in activities not directly associated with Oncobiologics’ or its Affiliates’ own internal discovery, research and development programs; provided, however, that, so long as the other limitations of this Agreement are satisfied, Oncobiologics may use the Transferred Materials or practice the Discovery Patent Rights and any other Patent Rights covered by this Agreement with respect to any Discovery Product as to which Oncobiologics or its Affiliates has either in-licensed or acquired rights from a Third Party where such in license or grant of rights is for the exclusive development of such Discovery Product or variants thereof by Oncobiologics or its Affiliates and the original licensor does not become an Oncobiologics Licensee with respect to such Discovery Product.

(iv) Oncobiologics acknowledges that its rights to use the Transferred Materials are subject to all applicable limitations, restrictions and obligations provided for in the terms of any license or grant of rights from or other agreement with a Third Party the benefit of which is claimed by Oncobiologics, provided, however, such terms (i) were made available in writing to Oncobiologics prior to the Effective Date, and (ii) are expressed to apply to collaborators or licensees of XOMA in the position of Oncobiologics under this Agreement.

(v) None of the grants of rights or licenses herein or the use of any of the Transferred Materials extend to or permit Oncobiologics to work with or extend any benefit hereunder to (A) any composition of matter, article of manufacture or Know-How arising out of the unlawful use of any item of Know-How or practice of any Patent Right owned or controlled by XOMA or its Affiliates that is also licensed to Oncobiologics or (B) any Third Party who the directors of Oncobiologics know is engaged in such unlawful use or practice.

Section 8. CERTAIN PROVISIONS RELATING TO SOFTWARE

(a) Additional Definitions. For purposes of this Section 8, the following terms shall have the respective meanings indicated below:

(i) “Applicable Patent Rights” shall mean (A) in the case where XOMA is the grantor of rights, claims of patents that (I) are now or hereafter acquired, owned by or assigned to XOMA and (II) cover subject matter contained in the Source Code or the Software, and (B) in the case where Oncobiologics is the grantor of rights, claims of patents that (I) are now or hereafter acquired, owned by or assigned to Oncobiologics and (II) cover subject matter contained in the Covered Code or the Covered Software.

(ii) “Covered Code” shall mean the Source Code and any Modifications to the Source Code made by Oncobiologics or any person or entity acting on Oncobiologics’ behalf.

(iii) “Covered Software” shall mean the Software and any Modifications to the Software made by Oncobiologics or any person or entity acting on Oncobiologics’ behalf.

(iv) “Modifications” shall mean any addition to, deletion from and/or other change to the substance and/or structure of the Source Code or the Software. When code is released as a series of files, a Modification is (A) any addition to or deletion from the contents of a file containing the Covered Code or the Covered Software and/or (B) any new file or other representation of computer program statements that contains any part of the Covered Code or the Covered Software.

(v) “Software” shall mean the software, programs and/or computer instruction sets, other than the Source Code, consisting of the versions thereof existing and deployed at XOMA as of the Effective Date and more fully described in item A.1 of Schedule 1.56. Expressly excluded from the definition of Software are (A) other programs, software and/or computer instructions that XOMA derives from such programs, software and/or computer instructions or develops, acquires or obtains the right to sublicense during the term of this Section 8, as well as (B) any changed, modified or enhanced versions of the Software.

(vi) “Source Code” shall mean the human readable form of the Software that is suitable for modification, including all modules it contains, plus any associated data files, interface definition files, scripts used to control compilation and installation of an executable computer instruction.

(b) Terms and Conditions.

(i) Any reproduction, use or dissemination of any Covered Code or Covered Software, including without limitation, any Modifications thereof, shall be limited to activities undertaken by employees of Oncobiologics or its Affiliates who are subject to the confidentiality and intellectual property provisions of this Agreement. Notwithstanding the foregoing, Oncobiologics may employ or use Third Parties to make Modifications or use the Covered Code or the Covered Software for purposes reasonably related to Oncobiologics’ or its Affiliates’ legitimate use as provided for by this Agreement, including this Section 8. Oncobiologics shall not grant any such Third Party the right to access the Software or the Source Code unless and until such Third Party executes a written confidentiality agreement that provides, in addition to the other terms and conditions of such agreement, that (A) the Third Party will abide, for XOMA’s and Oncobiologics’ benefit, by the limitations provided for in this Section 8 and the other provisions of this Agreement, (B) all work will be undertaken by such Third Party in a manner so as to establish that any such work is done as a “work made for hire” and (C) such Third Party will assign any resulting patent rights to Oncobiologics such that they become Applicable Patent Rights.

(ii) Oncobiologics shall retain and reproducer in all copies of the Covered Code and the Covered Software (A) the copyright and other proprietary notices and disclaimers of XOMA as they appear in the Source Code and the Software, respectively, (B) all notices in the Source Code and/or the Software that refer to this Section 8, and (C) to the extent it does not already exist, the notice provided for below:

“Portions Copyright (c) 2005-2012 XOMA (US) LLC. All Rights Reserved.

“This file contains Source Code or Software or Modifications thereof as defined in and that are subject to a software license and related terms between Oncobiologics, Inc. and XOMA (US) LLC. You may not use this file except in compliance with that license and those terms. Please obtain a copy of the software license and related terms between Oncobiologics and XOMA by contacting the Vice President, Business Development of Oncobiologics, Inc., and read it before using this file.

“Unless otherwise stated, these materials are distributed on an ‘AS IS’ basis, WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND XOMA HEREBY DISCLAIMS ALL SUCH WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT OR NON-INFRINGEMENT. Please see the software license and related terms between Oncobiologics and XOMA for the specific language governing rights and limitations under that license and those terms.”

(iii) For any Modifications, Oncobiologics must cause the modified files to carry notices stating that Oncobiologics changed the files and the date of such change.

(iv) Oncobiologics will use Commercially Reasonable and Diligent Efforts to protect XOMA’s proprietary interests in and to the Software, the Source Code and XOMA’s Applicable Patent Rights by, as appropriate, ensuring that there is password protection of any computer or network containing any copies of the Covered Code or the Covered Software. In addition, Oncobiologics will prohibit its employees from disclosing to unauthorized Third Parties the Covered Code or the Covered Software except under the conditions required by this Section 8 and the acknowledgement that the Software and the Source Code constitute Confidential Information of XOMA under this Agreement.

(c) Oncobiologics Exclusive Rights. Oncobiologics shall own all Modifications to the Source Code or the Software created by Oncobiologics pursuant to this Section 8 and shall have no obligation to share or provide copies or updates thereof to XOMA.

(d) Representations and Warranties Regarding Software and Source Code. XOMA represents and warrants that (i) the Source Code and the Software were made by XOMA employees and constitute a “work made for hire” and were not authored or distributed to Oncobiologics in violation of any agreements between XOMA and any Third Party, including any “open source” licenses, and (ii) it is not actually aware of any intellectual property rights of a Third Party that are infringed by the use of the Software in accordance with this Agreement.

(e) Limitations on Warranties and Support. XOMA’s only obligations to provide to Oncobiologics updates to, revisions to or modifications of any of the Transferred Materials shall be those expressly provided in this Section 8. Oncobiologics shall be responsible for providing, at its cost, any Third Party hardware or software required to deploy and operate the Systems. XOMA shall provide Oncobiologics with the hardware specifications that XOMA utilizes to operate the Systems itself. The Covered Code or the Covered Software may contain in whole or in part pre-release, untested or not fully tested works, may contain errors that could cause failures or loss of data, and may be incomplete or contain inaccuracies. Oncobiologics expressly acknowledges and agrees that use of the Covered Code or the Covered Software, or any portion thereof, is at Oncobiologics’ sole and entire risk. UNLESS OTHERWISE STATED, THE SOURCE CODE AND THE SOFTWARE ARE PROVIDED “AS IS” AND WITHOUT WARRANTY, UPGRADES OR SUPPORT OF ANY KIND. UNLESS OTHERWISE STATED IN THIS AGREEMENT, XOMA, ITS LICENSOR(S) AND CONTRIBUTORS (COLLECTIVELY REFERRED TO AS “XOMA” FOR THE PURPOSES OF THIS SECTION 8(e)) EXPRESSLY DISCLAIM ALL WARRANTIES AND/OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES AND/OR CONDITIONS OF MERCHANTABILITY, OF SATISFACTORY QUALITY, OF FITNESS FOR A PARTICULAR PURPOSE, OF ACCURACY, OF QUIET ENJOYMENT AND OF NON-INFRINGEMENT OF THIRD PARTY RIGHTS. XOMA DOES NOT WARRANT AGAINST INTERFERENCE WITH ONCOBIOLOGICS’ ENJOYMENT OF THE COVERED CODE AND THE COVERED SOFTWARE THAT THE FUNCTIONS CONTAINED IN THE COVERED CODE OR THE COVERED SOFTWARE WILL MEET ONCOBIOLOGICS’ REQUIREMENTS, THAT THE OPERATION OF THE COVERED CODE OR THE COVERED SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE COVERED CODE OR THE COVERED SOFTWARE WILL BE CORRECTED. Notwithstanding the foregoing limitations, XOMA agrees to work diligently and in good faith with Oncobiologics to correct any material defects identified by Oncobiologics in the Covered Code or Covered Software. Oncobiologics acknowledges that neither the Covered Code nor the Covered Software is intended for use in the operation of nuclear facilities, aircraft navigation, communication systems or air traffic control machines, in which case the failure of the Covered Code or the Covered Software could lead to death, personal injury or severe physical or environmental damage.

(f) Government End Users. Each of the Covered Code and the Covered Software is a “commercial item” as defined in FAR 2.101. Government software and technical data rights in the Covered Code or the Covered Software include only those rights customarily provided to the public as defined in this Section 8. This customary commercial license in technical data and software is provided in accordance with FAR 12.211 (Technical Data) and 12:212 (Computer Software) and, for Department of Defense purchases, DFAR 252.227-7015 (Technical Data — Commercial Items) and 227.7202-3 (Rights in Commercial Computer Software or Computer Software Documentation). Accordingly, all U.S. Government End Users acquire the Covered Code or the Covered Software with only those rights set forth herein.

Section 9. FEES

(a) Access Fee. In consideration for the delivery of a copy of XOMA040 in accordance with the XOMA040 Specifications, Oncobiologics shall pay XOMA (a) a non-refundable fee of [***], which shall be payable on or not later than ten (10) business days following the Effective Date; (b) a non-refundable fee of [***] which shall be payable on or not later than the first anniversary of the Effective Date; (c) a non-refundable fee of [***] which shall be payable on or not later than the second anniversary of the Effective Date; and (d) a non-refundable fee of [***] which shall be payable on or not later than the third anniversary of the Effective Date.

(b) Renewal Fees. Oncobiologics shall have the right to extend the Library Use Term for up to two (2) additional consecutive Agreement Years, each effective upon: (i) provision of written notice to XOMA at least thirty (30) days prior to expiration of the then current Library Use Term, and (ii) payment to XOMA of a non-refundable “Renewal Fee” of [***].

(c) Additional Site Fee. At Oncobiologics’ option, it shall have the right to use the Transferred Materials at the Fox Chase Cancer Center, 333 Cottman Avenue Philadelphia, PA. 19111, effective upon (i) provision of written notice thereof to XOMA and (ii) payment to XOMA of a non-refundable additional site access fee of [***] per site; provided, however, that the fees for each subsequent Agreement Year thereafter shall be increased by an additional [***] for each additional site. For clarity, XOMA shall have no responsibility or obligation hereunder in connection with any transfer of materials to such additional site(s).

(d) TAB Access Fee. During the Library Use Term, Oncobiologics shall have the right to use the TAB Technology at Oncobiologics’ Cranbury, New Jersey facility and at any additional site(s) authorized under Section 9(c) above, to develop, alter, modify and/or express Discovery Products, effective upon payment to XOMA of a non-refundable TAE access fee according to the payment schedule set forth in Schedule 1.62(C). The Parties further agree that Oncobiologics will make minimum TAE access fee payments in each Agreement Year, as set forth in Schedule 1.62(C).

Section 10. MILESTONES

In consideration for the obligation of XOMA to deliver to Oncobiologics the Discovery Know-How relating to XOMA040 and the Systems and the transfers and grants of rights relating to the BCE Patent Rights, for each Discovery Product, on a Discovery Product-by-Discovery Product basis, Oncobiologics shall pay XOMA the amounts set forth below:

Event	Payment

[***] (“Milestone Event 1”)	US$[***]
[***] (“Milestone Event 2”)	US$[***]
[***] (“Milestone Event 3”)	US$[***]
[***] (“Milestone Event 4”)	US$[***]

For the avoidance of doubt, the milestone payments due for each Discovery Product shall be paid only once per such Discovery Product.

Section 11. ROYALTY PAYMENTS

(a) Rate. In consideration for the obligation to deliver the Discovery Know-How relating to XOMA040 and the Systems and grants of rights relating to the BCE Patent Rights and the Discovery Patent Rights, Oncobiologics shall pay XOMA a running royalty of [***] percent ([***]%)of the Net Sales of each Discovery Product; and (b) [***] percent ([***]%) of the Net Sales of each Discovery Product derived through use or TAE Technology. For the avoidance of doubt, the loyalty rate specified in this Section 11(a) applies regardless of the number of Antibodies comprised in a single Discovery Product.

(b) Term. The obligation to pay royalties on Net Sales of Discovery Products shall commence on a country-by-country basis upon the First Commercial Sale of each Discovery Product in such country and shall continue on a country-by-country basis either (i) for a period of twelve (12) years after the First Commercial Sale of such Discovery Product in the relevant country or (ii) until the expiration of the last-to-expire Valid Claim of any Discovery Patent Right or BCE Patent Right, or, where applicable, TAE Patent Right, in either the country in which the Discovery Product was discovered or the country where it is being sold, whichever of (i) or (ii) is longer.

(c) Royalty Buy-Back Right. At any time and from time to time during the term of this Agreement, Oncobiologics shall have the right, effective upon thirty (30) days written notice and receipt of payment by XOMA, to reduce the running royalty rate provided for in Section 11(a) on a Discovery Product-by-Discovery Product basis, by paying to XOMA the amounts set forth below:

Stage of Discovery Product Program	For [***]% Rate Reduction	For [***]% Rate Reduction

Prior to Milestone Event 2	US$[***]	US$[***]

prior to Milestone Event 3	US$[***]	US$[***]

Prior to submission of BLA	US$[***]	US$[***]

Section 12. REPORTING AND RECORD KEEPING

(a) Milestone Reporting. During the term of this Agreement, Oncobiologics shall (i) within twenty (20) days after the achievement of any milestone event referred to in Section 10, furnish to XOMA a written notice indicating the milestone achieved and, if applicable, the relevant indication, label expansion and/or Regulatory Authority, and (ii) not less than once per Agreement Year, provide XOMA with a reasonably-detailed written report indicating the progress of each Discovery Product or Discovery Product candidate toward achieving the milestones set forth in Section 10. Milestone payments for each milestone event shall be due simultaneously with Oncobiologics’ report under Section 12(a)(i) for such milestone event.

(b) Royalty Reporting.

(i) All amounts payable to XOMA under Section 11 shall be paid on a calendar quarter basis. Oncobiologics shall, within ninety (90) days after the end of each calendar quarter, deliver to XOMA a written report of the amount due to XOMA, pursuant to Section 11, for the Net Sales in such calendar quarter, indicating gross and Net Sales by product and by country. Royalty payments for each calendar quarter shall be due simultaneously with Oncobiologics’ report under this Section 12(b) for such quarter.

(ii) Oncobiologics shall, within thirty (30) days after the end of each calendar quarter, provide XOMA a preliminary statement of the amount of gross sales of each Discovery Product in the Territory during the applicable quarter. Oncobiologics shall require any Oncobiologics Licensees to account for their Net Sales and to provide such reports with respect thereto so that Oncobiologics can fulfill the above-mentioned obligations in this Section 12(b).

(iii) Royalties payable on Net Sales in countries other than the United States shall be calculated in accordance with the standard exchange rate conversion practices used by Oncobiologics for financial accounting purposes in respect of the calculation of Net Sales. If no royalty or payment is due for any royalty period hereunder, Oncobiologics shall so report.

(c) Record Keeping. Oncobiologics shall keep and shall require any Oncobiologics Licensees to keep (all in accordance with GAAP), for at least three (3) full calendar years after prepared, complete and accurate books and records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined. Oncobiologics shall include in each agreement with each applicable Oncobiologics Licensee a provision requiring such Oncobiologics Licensee to make reports to Oncobiologics, to keep and maintain records of sales made pursuant to such agreement and shall use Commercially Reasonable and Diligent Efforts to grant access to such records by XOMA’s independent registered public accounting firm to the same extent required of Oncobiologics under this Agreement.

Section 13. OTHER PAYMENT-RELATED PROVISIONS

(a) Audit. Upon the written request of XOMA (such request to be made no more than once every calendar year), Oncobiologics shall permit an independent registered public accounting firm selected by XOMA and acceptable to Oncobiologics, which acceptance shall not be unreasonably withheld or delayed, to have access, at reasonable times and during normal business hours, to such records of Oncobiologics as may be reasonably necessary to verify the accuracy of an Oncobiologics payment report hereunder; provided, however, that such records shall be limited to those prepared since the beginning of the then current calendar year or during the immediately preceding three (3) calendar years. Each Party shall use commercially reasonable efforts to schedule all such verifications within forty-five (45) days after XOMA makes its written request. All such verifications shall be conducted not more than once in, or with respect to, each calendar year. The report of XOMA’S independent registered public accounting firm shall be made available to both Parties. Subject to Oncobiologics’ rights under Section 19(h), in the event XOMA’s independent registered public accounting firm concludes that additional amounts were owed to XOMA for such period, the additional amounts shall be paid by Oncobiologics within thirty (30) days of the date XOMA delivers to Oncobiologics such written report so concluding, unless such report contains manifest error. In the event XOMA’s independent registered public accounting firm concludes that there was an overpayment to XOMA during such period, the overpayment shall be repaid by XOMA within thirty (30) days of the date XOMA received such written report so concluding, unless such report contains manifest error. The fees charged by such independent registered public accounting firm shall be paid by XOMA unless such audit discloses a payment deficiency of more than five percent (5%) of the amount due under this Agreement for the period in question, in which case Oncobiologics will bear the full cost of such audit. Each Party agrees that all information subject to review under this Section 13(a), or under any agreement with an Oncobiologics Licensee, is confidential and that XOMA shall cause its independent registered public accounting firm to retain all such information in confidence. XOMA’s independent registered public accounting firm shall only report to XOMA as to the computation of royalties or charges and invoices payable under this Agreement, as applicable, and shall not disclose to XOMA any other information of Oncobiologics or any Oncobiologics Licensee.

(b) Taxes and Other Charges. The prices and payments due under this Agreement, including those listed in Sections 9, 10 and 11, do not include duty, sales, use, excise, import, export, goods and services, value added or similar taxes or duty, including any penalties and interest thereon, and all government permit and license fees and customs and similar fees, which XOMA may incur in respect of this Agreement, including any costs expended to collect such amounts from Oncobiologics (“Taxes”). Oncobiologics agrees to pay, indemnify and hold XOMA harmless from all applicable Taxes (other than taxes based upon XOMA’s net income), unless Oncobiologics procures and provides to XOMA an exemption certificate in a form reasonably acceptable to XOMA and to the appropriate taxing authority. In the event Oncobiologics shall make any applicable withholding payments due on behalf of XOMA, Oncobiologics shall pay such additional amount as may be required to ensure that the net amount received by XOMA will equal the full amount which would have been received by it had not such tax been imposed or withheld. Also, if Oncobiologics fails to pay any Taxes as of the original due date therefore and XOMA receives any assessment or other notice (collectively, the “Assessment”) from any governmental taxing authority stating that such Taxes are due from XOMA, then XOMA shall give Oncobiologics written notice of the Assessment and Oncobiologics shall pay the taxing authority within thirty (30) days of the receipt of such written notice from XOMA.

(c) Blocked Currency. If by Law conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, the Party owing such payment shall give the Party to which such payment is owed prompt written notice and shall make such payment due under this Agreement through such means or methods as are lawful in such country as the Party to which such payment is owed may reasonably designate. Failing the designation by the Party to which such payment is owed of such lawful means or methods within thirty (30) days after such written notice is given to such Party, the Party owing such payment shall deposit such royalty payment in local currency to the credit of the Party to which such payment is owed in a recognized banking institution designated by such Party, or if none is designated by such Party within the 30-day period described above, in a recognized banking institution selected by the Party owing such payment and identified in a written notice to other Party, and such deposit shall fulfill all obligations of the Party owing such payment to the other Party with respect to such payment.

(d) Interest on Late Payments. Any failure by a Party to make a payment when due shall obligate such Party to pay interest to the receiving Party at a rate equal to the lessor of (i) [***] basis points above the prime rate of interest as published in The Wall Street Journal on the date the payment is due, and (ii) the maximum rate permitted by applicable law (the “Applicable Interest Rate”). The Applicable Interest Rate shall be calculated from the date payment was due until actually received by the receiving Party based on actual number of days lapsed and a 360-day year.

(e) Method of Payment. Except as provided in Section 13(c), payments to be made by one Party to the other under this Agreement shall be payable in United States dollars and shall be paid by wire transfer in immediately available funds to such bank account as is designated in writing by such Party. Attached hereto as Schedule 13(e) is such bank account information for payments to be made to XOMA hereunder, until such time as XOMA designates a different bank account as provided herein.

(f) Certain Acknowledgements. Oncobiologics acknowledges and agrees that the amount of milestones and royalties due hereunder and the duration of the royalty payments herein have been chosen for the convenience of the Parties as payment for use of the Transferred Materials during the term of this Agreement under the terms and conditions hereof.

Section 14. DILIGENCE

Oncobiologics or, as applicable, each Oncobiologics Licensee shall use Commercially Reasonable and Diligent Efforts to actively develop and obtain regulatory approval for Discovery Products and, following such regulatory approval, to maximize Net Sales of such Discovery Product.

Section 15. CONFIDENTIALITY

(a) Nondisclosure Obligations.

(i) General. Except as otherwise provided in this Section 15, during the term of this Agreement and for a period of ten (10) years thereafter, or longer if required by any agreement with a Third Party relating to such Confidential Information, each Receiving Party shall maintain the Confidential Information of each Disclosing Party in confidence and use it only for purposes specifically authorized under this Agreement. Upon the expiration or termination of this Agreement, each Party shall promptly inform the other Party in writing if any Confidential Information the other Party received from such Party hereunder is covered by such a Third Party agreement with such Party and if the term of confidentiality for such Confidential Information will extend beyond such ten (10) year period.

(ii) Limitations. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its fights under this Agreement and subject to advance written notification to the Disclosing Party: (A) a Party may disclose Confidential Information it is otherwise obligated not to disclose under this Section 15(a), to its Affiliates, Oncobiologics Licensees (where Oncobiologics is the Receiving Party), a Third Party to which XOMA or an Affiliate of XOMA licenses or grants rights, as part of a bona fide collaboration, development, commercialization or marketing arrangement (where XOMA is the Receiving Party), consultants, outside contractors and clinical investigators, on a strict need-to-know basis for the purposes contemplated by this Agreement and on condition that such entities or persons agree to keep the Confidential Information confidential for the same time periods and to the same extent as such Party is required to keep the Confidential Information confidential hereunder; and (B) a Party or any Oncobiologics Licensees may disclose, using appropriate measures to preserve confidentiality, such Confidential Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain authorizations to conduct clinical trials of, and/or to commercially market, Discovery Products. Furthermore, a Receiving Party may request permission from the Disclosing Party to disclose such Confidential Information to the extent that such disclosure is reasonably necessary to obtain patents which such Receiving Party is permitted to obtain hereunder, which permission shall not be unreasonably withheld or delayed.

(iii) Required Disclosure. A Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Law; provided, however, that the Receiving Party shall notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure; and provided, further, that the Receiving Party shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.

(b) Injunctive Relief. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Section 15 by either Party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Section 15.

(c) Terms of this Agreement. The terms of this Agreement shall be treated as the Confidential Information of Oncobiologics and XOMA and shall not be disclosed without the written permission of XOMA or Oncobiologics, as the case may be, except (i) as required by securities or other applicable laws or stock exchange rules, (ii) to a party’s accountants, attorneys and financial and other professional advisors, (iii) so long as such disclosure is subject to confidentiality undertakings at least as stringent as those in this Agreement, to actual or prospective collaboration partners (where collaboration is permitted under this Agreement), acquirers, investors or underwriters, or (iv) as otherwise provided herein. The Parties hereby agree that (x) in its discretion, Oncobiologics may issue a press release upon full execution of this Agreement; provided, however, that XOMA shall first be allowed a reasonable period of time to approve such proposed press release, such approval not to be unreasonably withheld or delayed, and that (y) the fact of the consummation of this Agreement shall be deemed to be in the public domain. Nothing herein shall be deemed to prohibit, restrict or limit any disclosure that is consistent in all material respects with prior disclosures.

Section 16. REPRESENTATIONS AND WARRANTIES

(a) Representations, Warranties and Covenants of Oncobiologics. Oncobiologics represents and warrants to and covenants with XOMA that:

(i) Oncobiologics is duly organized, validly existing and in good standing under the laws of New Jersey;

(ii) Oncobiologics has the full legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to XOMA in this Agreement;

(iii) Oncobiologics has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(iv) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Oncobiologics, enforceable in accordance with its terms, except as enforceability, may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting Parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(v) the performance of Oncobiologics’ obligations under this Agreement will not conflict with Oncobiologics’ organizational documents or result in a breach of any agreements, contracts or other arrangements to which it is a Party or violate any court or administrative order by which it is bound; and

(vi) Oncobiologics and its Affiliates shall carry out any and all activities under this Agreement in compliance with, and shall use any and all materials provided hereunder in accordance with, all applicable Laws and shall not permit any unauthorized or otherwise non-compliant use thereof, including without limitation with respect to the exportation of goods.

(b) Representations, Warranties and Covenants of XOMA. XOMA represents and warrants to and covenants with Oncobiologics that:

(i) XOMA is duly organized, validly existing and in good standing under the laws of Delaware;

(ii) XOMA has the full legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Oncobiologics in this Agreement;

(iii) XOMA has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

(iv) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of XOMA, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting Parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(v) the performance of its obligations under this Agreement will not conflict with XOMA’s organizational documents or result in a breach of any agreements, contracts or other arrangements, to which it is a Party or violate any court or administrative order by which it is bound;

(vi) each of Schedule 1.8, Schedule 1.21 item B of Schedule 1.56 and item B of Schedule 1.62 is a complete and correct list of all BCE Patent Rights, Discovery Patent Rights, Systems Patent Rights and TAE Patent Rights, in each case Controlled by XOMA as of the Effective Date; and

(vii) to its knowledge as of the Effective Date, there are no existing or threatened actions, suits or claims pending against it with respect to the XOMA040, the Systems, the Software, the Source Code, the Discovery Know-How, the Discovery Patent Rights and the TAE Technology; and as of the Effective Date, XOMA has not received any written notice that the use, as permitted under the terms of this Agreement, of XOMA040, the Systems; the Software, the Source Code, the Discovery Know-How or the TAE Technology will or may infringe upon or otherwise violate any Third Party’s intellectual property rights.

(c) Limited Liability. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER ONCOBIOLOGICS NOR XOMA (A) MAKES ANY WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR (B) WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

Section 17. INDEMNITY

(a) Oncobiologics Indemnity Obligations. Subject to Section 17(c), Oncobiologics agrees to defend, indemnify and hold XOMA, its Affiliates and their respective employees, directors, officers and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys’ fees and costs of litigation) arising as a result of (i) any use of the Transferred Materials by or on behalf of Oncobiologics, any Oncobiologics Licensees and their respective Affiliates, except to the extent arising from a claim that the use of the Transferred Materials as contemplated by this Agreement infringes a Third Party’s intellectual property rights (ii) actual or asserted violations of any applicable law or regulation by Oncobiologics, any Oncobiologics Licensees and their respective Affiliates by virtue of which any Discovery Products manufactured, distributed or sold by Oncobiologics, any Oncobiologics Licensees or their respective Affiliates pursuant to this Agreement shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (iii) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of any Discovery Products by Oncobiologics, any Oncobiologics Licensees or their respective Affiliates; (iv) a recall of a Discovery Product manufactured, distributed or sold by Oncobiologics, any Oncobiologics Licensees or their respective Affiliates ordered by a governmental agency or required by a confirmed Discovery Product failure; (v) Oncobiologics’ breach of any of its representations, warranties of covenants hereunder; or (vi) gross negligence or fraud by Oncobiologics, its Affiliates or any of their respective employees, directors, officers or agents in relation to actions or activities under this Agreement.

(b) XOMA Indemnity Obligations. Subject to Section 17(c), XOMA agrees to defend, indemnify and hold Oncobiologics, its Affiliates and their respective employees, directors, officers and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys’ fees and costs of litigation) arising as a result of (i) XOMA’s breach of any of its representations, warranties or covenants hereunder; or (ii) gross negligence or fraud by XOMA, its Affiliates or any of their respective employees, directors, officers or agents in relation to actions or activities under this Agreement.

(c) Limitation on Indemnity Obligations. Neither Party, its Affiliates or their respective employees and agents shall be entitled to the indemnities set forth in Sections 17(a) or 15(b) respectively, to the comparative extent the claim, loss, damage or expense for which indemnification is sought (i) was caused by a grossly negligent, reckless or intentional act or omission by such Party, its directors, officers, employees or authorized agents; or (ii) arose as a direct result of such Party’s breach of any of its representations, warranties or covenants hereunder.

(d) Procedure. If a Party or any of its Affiliates or their respective employees or agents (collectively, the “Indemnitee”) intends to claim indemnification under this Section 17, the Indemnitee shall promptly notify the other Party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The Indemnitor shall have the right to settle or compromise any claims for which it is providing indemnification under this Section 17; provided, however that the consent of the Indemnitee (which shall not be unreasonably withheld or delayed) shall be required in the event any such settlement or compromise would adversely affect the interests of the Indemnitee. The indemnity agreement in this Section 17 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to the Indemnitor’s ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 17 resulting from such failure, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section 17. The Indemnitee under this Section 17, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

Section 18. EXPIRATION AND TERMINATION

(a) Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue until the latest of the following to occur: (i) payment by Oncobiologics and receipt by XOMA of the last amount to be paid by Oncobiologics to XOMA pursuant to the terms hereof; (ii) cessation by Oncobiologics, its Affiliates and Oncobiologics Licensees of the use of XOMA040 or (iii) the cessation by Oncobiologics, its Affiliates and Oncobiologics Licensees of the exercise of the rights granted to them pursuant to Sections 5(a) and 5(b). Oncobiologics agrees to notify XOMA promptly upon any cessation of such use or exercise of such rights.

(b) Events of Default.

(i) An “Event of Default” by either Party shall have occurred upon (i) the occurrence of a material breach of this Agreement if such Party fails to remedy such breach within sixty (60) days after written notice thereof by the non-breaching Party (fifteen (15) business days in the event of a Party’s failure to make a payment required hereunder) or, if remediation of such breach (other than a payment breach) within sixty (60) days is not practicable, if such Party fails to commence and diligently pursue such remediation during such sixty (60) day period, or (ii) the commencement of any proceeding in or for bankruptcy, insolvency, dissolution or winding up by or against such Party that is not dismissed or otherwise disposed of within sixty (60) days thereafter.

(ii) In partial consideration for the grant of rights hereunder, Oncobiologics agrees that, except to the extent compelled to do so by legal process and subject to any specific contractual obligations of Oncobiologics existing on the Effective Date in circumstances constituting, in the reasonable, written opinion of counsel to Oncobiologics, a breach thereof, it will not contest, direct another to contest or knowingly assist another in contesting the validity or enforceability of any of the Patent Rights licensed hereunder. The Parties agree that this covenant is a material term of this Agreement, and breach of this covenant will constitute a material breach of this Agreement,

(c) Effect of an Event of Default. In the event of an Event of Default, the non-defaulting Party shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity and subject to the limitations set forth in Sections 16(c) and 19(h) hereof, to, by written notice to the other Party, terminate this Agreement in its entirety.

(d) Effect of Expiration or Termination of Agreement. The expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. In no way limiting the generality of the foregoing, the provisions of Sections 1, 5(c), 5(e), 6, 10 through 13, 15, 16, 17, 18(d) and 19 shall survive the expiration or termination of this Agreement. For the avoidance of doubt, (i) upon expiration of the Library Use Term or earlier termination of this Agreement, Oncobiologics shall cease all Use of Transferred Materials, and (ii) upon expiration or termination of this Agreement and subject to obtaining a license of any necessary Patent Rights (including without limitation from XOMA), Oncobiologics may continue to develop and commercialize existing Discovery Products or potential Discovery Products subject to Oncobiologics’ payment obligations under this Agreement.

Section 19. MISCELLANEOUS

(a) Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided, however, that the Party so affected shall use commercially reasonable efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

(b) Assignment. This Agreement may not be assigned or otherwise transferred, in whole or in part, by either Party without the consent of the other Party; provided, however, that either Oncobiologics or XOMA may, without such consent, assign its rights and obligations under this Agreement (i) to any Affiliate, of (ii) in connection with a merger, consolidation or sale of such portion of a Party’s assets that includes rights under this Agreement to an unrelated Third Party; provided, further, that such Party’s rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement, and provided, further, that no such assignment shall be permitted without such consent in the event of any such merger, consolidation or sale of assets resulting in a Change of Control of Oncobiologics to any Third Party. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement, unless the Parties otherwise agree; provided, however, that this Section will not relieve the assignor from any of its obligations as a surety even after the assignment.

(c) Bankruptcy. All rights and licenses granted under this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title XI of the United States Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that the licensing Party under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of a bankruptcy by the other Party. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against one Party under the Bankruptcy Code, the other Party, to the extent permitted under applicable Laws, shall be entitled to complete access to any such intellectual property pertaining to the rights granted in the licenses hereunder of the Party by or against, whom a bankruptcy proceeding has been commenced and all embodiments of such intellectual property.

(d) Severability. Each Party hereby agrees that it does not intend to violate any public policy, Law, treaty or decision of any government agency of executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions in lieu of such invalid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless, the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

(e) Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon, receipt by the addressee.

If to Oncobiologics:	Oncobiologics, Inc.
7 Clarke Drive
Cranbury, New Jersey 08512
Attention: Stephen J. McAndrew, Ph.D.
Vice President, Business Development
Telephone: (609) 619-3990, x216
Facsimile: (609) 619-3980

If to XOMA:	XOMA (US) LLC
2910 Seventh Street
Berkeley, California 94710
Attention: Legal Department
Telephone: (510)204-7200
Facsimile: (510)649-7571

(f) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the conflicts of law principles thereof.

(g) Forum Selection. Subject to Section 19(h), any litigation based hereon, or arising out of, under, or in connection with this Agreement, shall be brought and maintained exclusively in the state or federal courts located within New York City, the State of New York.

(h) Dispute Resolution.

(i) In the event of any controversy or claim arising out of or relating to this Agreement, the Parties hereby agree that they will first attempt in good faith to resolve such controversy or claim promptly by negotiations. If such a controversy or claim should arise hereunder, the matter shall be referred to the chief executive officers of XOMA and Oncobiologics or their respective designees (the “Representatives”). If the matter has not been resolved within thirty (30) days of the first meeting of the Representatives (which period may be extended by mutual agreement) concerning such matter, the Parties agree to submit the disputed matter for non-binding mediation (with the understanding that the role of the mediator shall not be to render a decision but to assist the Parties in reaching a mutually acceptable resolution), using a mutually agreed upon mediator selected from JAMS, in San Francisco, California, for a period of not more than thirty (30) days. If the Parties are unable to resolve the disputed matter by non-binding mediation within thirty (30) days, either Party may initiate arbitration by giving notice to that effect to the other Party simultaneously with filing a notice with the American Arbitration Association or its successor organization (“AAA”) in accordance with its Commercial Arbitration Rules. Such dispute shall then be settled by arbitration in San Francisco, California, to be conducted in the English language and in accordance with the Commercial Arbitration Rules of the AAA or other rules agreed to by the Parties, by a panel of three neutral arbitrators who shall be selected by the Parties using the procedures for arbitrator selection of the AAA.

(A) The panel shall render its decision and award, including a statement of reasons upon which such award is based, within thirty (30) days after the arbitration hearing. The decision of the panel shall be determined by majority vote among the arbitrators, shall be in writing and shall be binding upon the Parties, final and non-appealable. Judgment upon the award rendered by the panel may be entered in any court having jurisdiction thereof in accordance with Section 19(g).

(B) Except as provided in Section 19(h)(ii), the procedures specified in this Section 19(h) shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, however, that a Party, without prejudice to the above procedures, may seek injunctive relief or other provisional judicial relief if in its sole judgment such action is necessary to avoid irreparable damage. Despite such actions seeking injunctive or other provisional judicial relief, the Parties will continue to participate in good faith in the procedures specified in this Section 19(h).

(C) The arbitrators shall issue with the rulings a written determination as to how the fees and expenses of the arbitration, along with the reasonable legal fees and expenses of each Party (including all attorneys’ fees, witness fees and expenses), shall be allocated between the Parties. The arbitrators shall allocate such fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitral proceeding, with the Party prevailing on more issues, or issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

(ii) Without limiting or otherwise restricting the Parties’ respective rights and obligations expressly set forth in the other provisions of this Agreement, the Parties agree that any dispute between them over the inventorship, ownership, validity, enforceability or infringement of any Patent Rights related to the Collaboration (including without limitation all Patent Rights in respect of or arising out of the use of the Transferred Materials) and Controlled by either Party that cannot be resolved between them after following the procedures set forth in the first two sentences of Section 19(h)(i) shall be presented only to a court of competent jurisdiction for resolution pursuant to Section 19(g).

(i) Entire Agreement. This Agreement, together with the schedules, exhibits and appendices hereto and any confidentiality agreement9s) executed in contemplation of this Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

(j) Headings. The captions to the several Sections hereof and Schedules hereto are not a part of this Agreement, but are merely guides or labels to assist in locating and reading those Sections and Schedules.

(k) No Partnership. It is expressly agreed that the relationship between Oncobiologics, on the one hand, and XOMA, on the other hand, shall not constitute a partnership, joint venture or agency. Subject to Section 14(c), neither Oncobiologics, on the one hand, nor XOMA, on the other band, shall have-the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so.

(l) Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

(m) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed counterpart may be delivered by facsimile or other electronic means.

(n) Business Days. Where an act is required to be performed or a payment required to be made on a day that is not a business day in the principal place of business of the Party required to perform such act or make such payment, the act will be required to be performed or the payment will be required to be made on the following business day.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned parties have agreed to the foregoing as of the date first written above.

ONCOBIOLOGICS, INC.

By:	/s/ Pankaj Mohan
Name:	Pankaj Mohan, Ph.D.
Title:	CEO & Founder
Date:	July __, 2012

XOMA (US) LLC

By:	/s/ James R. Neal
Name:	James R. Neal
Title:	Vice-President, Business Development
Date:	July 20, 2012